EX 99.2

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS OF THE HILLSHIRE BRANDS COMPANY
FOR THE THREE YEARS ENDED JUNE 28, 2014
Item 7. Management’s Discussion and Analysis of Financial Condition and Results of Operations

The following discussion and analysis provides a summary of the company's results of operations, financial condition and liquidity, and significant accounting policies and critical estimates. This discussion should be read in conjunction with the Consolidated Financial Statements and related notes thereto contained elsewhere in this Annual Report. The company's fiscal year ends on the Saturday closest to June 30. Fiscal years 2014, 2013 and 2012 were 52-week years. Unless otherwise stated, references to years relate to fiscal years.
The following is an outline of the analysis included herein:

•	Business Overview

•	Summary of Results/Outlook

•	Review of Consolidated Results

•	Operating Results by Business Segment

•	Financial Condition

•	Liquidity

•	Non-GAAP Financial Measures

•	Critical Accounting Estimates

•	Issued But Not Yet Effective Accounting Standards

•	Forward-Looking Information

Business Overview

Our Business

Hillshire Brands is a manufacturer and marketer of high-quality, brand name food products. Sales are principally in the United States, where it is one of the leaders in branded food solutions for the retail and foodservice markets. In the retail channel, the company sells a variety of packaged meat products that include hot dogs, corn dogs, breakfast sausages, breakfast convenience items, including breakfast sandwiches and bowls, dinner sausages, gourmet artisanal sausage, salami, jerky, premium deli and luncheon meats and cooked hams, as well as a variety of frozen baked products and specialty items including pies, cakes, and cheesecakes. These products are sold primarily to supermarkets, warehouse clubs and national chains. The company also sells a variety of meat and bakery products to foodservice customers.

The company's portfolio of brands includes Jimmy Dean, Ball Park, Hillshire Farm, State Fair, Sara Lee frozen bakery, Chef Pierre pies and Van's, as well as artisanal brands Aidells, Gallo Salame and Golden Island Jerky.

Strategy

The company is focused on delivering long-term value creation through strengthening the core of its business through brand building and innovation; leveraging its heritage brand equities to extend into new adjacent categories; and fueling growth by driving operating efficiencies.

Pending Transaction with Tyson

On July 1, 2014, Hillshire Brands, Tyson and Tyson merger sub entered into a Merger Agreement under which Tyson would acquire Hillshire Brands. Pursuant to the Merger Agreement, Tyson merger sub has commenced a tender offer for all of the outstanding shares of Hillshire Brands common stock for $63 per share in cash. Tyson merger sub’s obligation to consummate the tender offer and accept for payment and pay for shares of Hillshire Brands common stock tendered is subject to certain conditions, including (i) that the number of shares tendered represents at least two-thirds of the total number of outstanding shares of Hillshire Brands common stock as of the expiration of the tender offer and (ii) that the waiting period under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, will have expired or been terminated at the expiration of the tender offer.
Upon the consummation of the tender offer, subject to the terms and conditions of the Merger Agreement, Tyson merger sub will merge with and into Hillshire Brands, with Hillshire Brands surviving as a wholly owned subsidiary of Tyson. As a result of the merger, any outstanding shares of Hillshire common stock not owned, directly or indirectly, by Tyson, Tyson merger sub or Hillshire Brands will be converted into the right to receive the offer price in the tender offer of $63 per share, and Hillshire Brands common stock will be delisted from the New York Stock Exchange. For additional information regarding the pending acquisition, see Part I, Item 1, “Business - Pending Transaction with Tyson”.

EX 99.2

Summary of Results/Outlook

The business highlights for 2014 include the following:

•
Net sales for the year were $4.1 billion, an increase of $165 million, or 4.2% versus the prior year. The increase in sales was driven by favorable mix and pricing actions taken to offset input cost inflation, which were partially offset by a decline in volume, as measured in pounds.

•
Reported operating income for the year was $306 million, an increase of $9 million, which was mainly driven by pricing actions to offset input cost inflation and decreased sales, general and administrative ("SG&A") costs. Adjusted operating income was $387 million, an increase of $24 million, or 6.5% over the prior year, which was driven by decreased SG&A spending partially offset by higher input costs.

•
Net income from continuing operations attributable to Hillshire Brands in 2014 was $212 million, or $1.71 per share on a diluted basis, versus $184 million, or $1.49 per share on a diluted basis in 2013. The increase was primarily driven by higher operating income and lower tax expense in 2014. On an as adjusted basis, net income from continuing operations attributable to Hillshire Brands in 2014 was $224 million or $1.80 per share on a diluted basis, versus $212 million, or $1.72 per share of income in 2013.

•
Cash from operating activities was $251 million in 2014, a decrease of $2 million. The most significant driver of the change was the decrease in deferred income taxes, partially offset by improved working capital management, specifically in inventory and favorable accounts payable and accrued liabilities changes.

Fiscal Year 2015 Outlook

The company expects Fiscal 2015 results to be impacted by a number of factors including higher raw material costs, continued investments in brand building and innovation and competitive dynamics. These factors will be partially offset by expected savings from the company's productivity planning.

Review of Consolidated Results

The following tables summarize net sales and operating income for 2014 versus 2013, and 2013 versus 2012 and certain items that affected the comparability of these amounts:

2014 Versus 2013

In millions	2014	2013	Dollar Change	Percent Change
Net sales	$4,085	$3,920	$165	4.2%
Operating income	$306	$297	$9	3.0%
Less: Impact of Significant items on operating income	(81)	(72)	(9)
Dispositions	—	6	(6)
Adjusted operating income	$387	$363	$24	6.5%

2013 Versus 2012

In millions	2013	2012	Dollar Change	Percent Change
Net sales	$3,920	$3,958	$(38)	(1.0)%
Operating income	$297	$76	$221	NM
Less: Impact of Significant items on operating income	(72)	(255)	183
Dispositions	6	8	(2)
Adjusted operating income	$363	$323	$40	12.5%

Non-GAAP Measures

Management measures and reports Hillshire Brands' financial results in accordance with U.S. generally accepted accounting principles ("GAAP"). In this report, Hillshire Brands highlights certain items that have significantly impacted the company's financial results and uses several non-GAAP financial measures to help investors understand the financial impact of these significant items. See the "Non-GAAP Financial Measures" section of this Item for additional information regarding these financial measures.

EX 99.2

Management believes that these non-GAAP financial measures reflect an additional way of viewing aspects of Hillshire Brands' business that, when viewed together with Hillshire Brands' financial results computed in accordance with GAAP, provide a more complete understanding of factors and trends affecting Hillshire Brands' historical financial performance and projected future operating results, greater transparency of underlying profit trends and greater comparability of results across periods. These non-GAAP financial measures are not intended to be a substitute for the comparable GAAP measures and should be read only in conjunction with our consolidated financial statements prepared in accordance with GAAP.

Management also uses certain of these non-GAAP financial measures, in conjunction with the GAAP financial measures, to understand, manage and evaluate our businesses, in planning for and forecasting financial results for future periods, and as one factor in determining achievement of incentive compensation. Two of the eight performance measures under Hillshire Brands' annual incentive plan are adjusted net sales and adjusted operating income, which are the reported amounts as adjusted for significant items and select other charges and gains. Many of the significant items will recur in future periods; however, the amount and frequency of each significant item varies from period to period.

Net Sales

Net sales in 2014 were $4.1 billion, an increase of $165 million, or 4.2% over the comparable 2013 period. Acquisitions during fiscal year 2014 increased net sales by $20 million. The remaining increase in net sales was driven by favorable mix and pricing actions taken to offset input cost inflation, which were partially offset by a decline in volume and lower commodity meat sales.

Net sales in 2013 were $3.9 billion, a decrease of $38 million, or 1.0% over the comparable 2012 period. Net sales were impacted by dispositions after the beginning of 2012, which reduced net sales by $55 million. Adjusted net sales increased $17 million, or 0.4% due to a 1.4% increase in volumes, which were only partially offset by an unfavorable shift in sales mix and pricing actions in response to lower commodity costs. Sales were negatively impacted by a material one-time reduction in inventory levels held by a large retail customer in the fourth quarter of 2013 and issues with the lunchmeat packaging transition.

Operating Income

Operating income increased by $9 million in 2014 over the comparable 2013 period. The year-over-year net impact of the change in significant items and business dispositions identified in the preceding table of consolidated results increased operating income by $15 million. As a result, adjusted operating income increased $24 million, or 6.5%, driven primarily by higher sales and lower SG&A expense partially offset by increased input costs.

Operating income decreased by $221 million in 2013 over the comparable 2012 period. The year-over-year net impact of the change in significant items and the business dispositions identified in the preceding table of consolidated results decreased operating income by $181 million. As a result, adjusted operating income increased $40 million, or 12.5% due to a significant decline in general corporate expense, excluding significant items, lower commodity costs net of pricing actions and higher volumes, partially offset by increased investments in media, advertising and promotion ("MAP") spending.

Gross Margin

The gross margin, which represents net sales less cost of sales, increased by $3 million in 2014 over the comparable 2013 period. The increase was driven by pricing actions and favorable sales mix, partially offset by lower volumes and increased input costs.

The gross margin percentage decreased from 29.6% in 2013 to 28.5% in 2014. The decrease was primarily driven by increased input costs, partially offset by pricing actions and favorable sales mix.

The gross margin increased by $61 million in 2013 over the comparable 2012 period. The increase was driven by the impact of lower commodity costs and the benefits of cost saving initiatives. These were only partially offset by a negative shift in sales mix, higher bakery manufacturing costs and the generally weak economic conditions in the foodservice category.

The gross margin percentage increased from 27.8% in 2012 to 29.6% in 2013 due to gross margin percentage increases in the Retail segment. The gross margin percentage was positively impacted by lower commodity costs partially offset by higher bakery manufacturing costs.

EX 99.2

Selling, General and Administrative Expenses

In millions	2014	2013	2012
SG&A expenses in the business segment results
Media advertising and promotion	$151	$174	$136
Other	585	597	594
Total business segments	736	771	730
Amortization of identifiable intangibles	5	4	4
General corporate expenses	106	81	195
Mark-to-market derivative (gains)/losses	(2)	(1)	1
Total SG&A	$845	$855	$930

Total SG&A expenses reported in 2014 by the business segments decreased by $35 million, or 4.6%, versus the comparable 2013 period primarily due to lower MAP spending.

Unallocated general corporate expenses increased by $25 million in 2014 over the comparable prior year period primarily due to increased spending on efficiency programs and deal costs.

Total SG&A expenses reported in 2013 by the business segments increased by $41 million, or 5.6%, versus the comparable 2012 period primarily due to higher MAP spending.

Unallocated general corporate expenses decreased by $114 million in 2013 over the comparable prior year period due to a $86 million decrease in charges related to restructuring actions, costs incurred in conjunction with the spin-off and other significant items as well as the favorable impact of headcount reductions, lower benefit plan expenses and a reduction in information technology costs.

As previously noted, reported SG&A reflects amounts recognized for restructuring actions, spin-off related costs and other significant amounts. These amounts include the following:

In millions	2014	2013	2012
Restructuring/spin-off costs	$45	$57	$137
Gain on HBI tax settlement	—	—	(15)
Litigation accrual	—	—	11
Pension curtailments/settlements	(1)	5	1
Foreign tax indemnification charge	—	(10)	(3)
Workers' compensation deposit adjustment	—	(7)	—
Deal costs	21	—	—
Other	3	—	1
Total	$68	$45	$132

Additional information regarding the restructuring and spin-off related costs can be found in Note 6 - Exit, Disposal and Restructuring Activities.

Exit Activities, Asset and Business Dispositions

Exit activities, asset and business dispositions are as follows:

In millions	2014	2013	2012
Charges for exit activities
Severance	$13	$3	$27
Exit of leases and other contractual obligations	1	12	54
Business disposition gains	—	(6)	—
Total	$14	$9	$81

The net charges in 2014 are $5 million higher than the comparable 2013 period as a result of higher severance costs, partially offset by lower lease and contractual obligation exit costs.

EX 99.2

The net charges in 2013 are $72 million lower than the comparable 2012 period as a result of lower severance and lease and contractual obligation exit costs. The 2012 charges were incurred in conjunction with the spin-off.

Impairment Charges

The company did not incur impairment charges in 2014. In 2013, the company recognized a $1 million impairment charge, which related to the writedown of machinery and equipment associated with the Retail segment that was determined to no longer have any future use by the company. In 2012, the company recognized a $14 million impairment charge, which related to the writedown of computer software which was no longer in use. The charge was recognized as part of general corporate expenses.

Additional details regarding these impairment charges are discussed in Note 4 - Impairment Charges.

Net Interest Expense

Net interest expense of $39 million in 2014 was $2 million lower than the comparable prior year period. This was due to a $2 million increase in interest income from short-term investments. Net interest expense of $41 million in 2013 was $31 million lower than the comparable 2012 period. This was due to a decline in interest expense as a result of the repayment of approximately $2 billion of debt during 2012 primarily using proceeds from the completed business dispositions, as well as the transfer of $650 million of debt to DEMB as part of the spin-off.

Debt Extinguishment Costs

In 2012, the company completed a cash tender offer for $348 million of its 6.125% Notes due November 2032 and $122 million of its 4.10% Notes due 2020 and it redeemed all of its 3.875% Notes due 2013, with an aggregate principal amount of $500 million, and recognized $39 million of charges associated with the early extinguishment of this debt.

Income Tax Expense

The effective tax rate on continuing operations in 2014, 2013 and 2012 was impacted by a number of significant items that are shown in the reconciliation of the company's effective tax rate to the U.S. statutory rate in Note 18 - Income Taxes. Additional information regarding income taxes can be found in "Critical Accounting Estimates" within Management's Discussion and Analysis.

In millions	2014	2013	2012
Continuing operations
Income (loss) before income taxes	$267	$256	$(35)
Income tax expense (benefit)	55	72	(15)
Effective tax rates	20.5%	28.1%	(44.2)%

2014 versus 2013 In 2014, the company recognized a tax expense for continuing operations of $55 million, or an effective tax rate of 20.5%, compared to tax expense of $72 million, or an effective tax rate of 28.1%, in 2013. The tax rate in 2014 was primarily impacted by a $44 million tax benefit for the release of a valuation allowance on state deferred tax assets, primarily related to net operating loss and credit carryovers that became more-likely-than not realizable during the year. See the tax rate reconciliation table in Note 18 - Income Taxes for additional information.

2013 versus 2012 In 2013, the company recognized tax expense on continuing operations of $72 million, or an effective tax rate of 28.1%, compared to a tax benefit of $15 million, or an effective tax rate of 44.2%, in 2012. The tax rate in 2013 was impacted by contingent tax obligations, deductions associated with domestic production activities, non-taxable indemnification agreements, employee benefit deductions and tax provision adjustments. See the tax rate reconciliation table in Note 18 - Income Taxes for additional information.

Income (Loss) from Continuing Operations and Diluted Earnings Per Share (EPS) from Continuing Operations

Income from continuing operations in 2014 was $212 million, an increase of $28 million over the comparable prior year period. The improvement was primarily due to decreased SG&A and income tax expense (benefit), partially offset by increased net charges for exit activities, asset and business dispositions.

Income from continuing operations in 2013 was $184 million, an increase of $204 million over the comparable prior year period. The improvement was due to a $165 million decrease in net after tax charges incurred in conjunction with the spin-off, restructuring actions and other significant items.

EX 99.2

Diluted EPS from continuing operations was $1.71 in 2014, $1.49 in 2013 and a loss of $0.16 in 2012. Adjusted diluted EPS was $1.80 in 2014, $1.72 in 2013 and $1.45 in 2012. The diluted EPS from continuing operations in the current year is unfavorably impacted by higher average shares outstanding primarily as a result of the exercise of stock options and increase in average share price.

Discontinued Operations

The results of the company's North American Fresh Bakery, Refrigerated Dough and Foodservice Beverage businesses and the International Coffee and Tea, Household and Body Care and European and Australian Bakery businesses, which have been classified as discontinued operations, are summarized below. See Note 1 - Nature of Operations and Basis of Presentation for additional information.

In millions	2014	2013	2012
Net sales	$—	$80	$5,365
Income (loss) from discontinued operations before income taxes	$2	$7	$(140)
Income tax (expense) benefit on income from discontinued operations	(1)	8	603
Gain on disposition of discontinued operations before income taxes	—	68	772
Income tax expense on disposition of discontinued operations	—	(15)	(367)
Net income from discontinued operations	$1	$68	$868

Net Sales and Income (Loss) from Discontinued Operations before Income Taxes There were no net sales for discontinued operations in 2014. Net sales for discontinued operations were $80 million in 2013, compared to $5.4 billion in 2012. The year-over-year change was due to the completion of the disposition of most of the businesses that were part of the discontinued operations prior to the end of 2012. The net sales in 2013 all relate to the Australian Bakery operations, which were disposed of in February 2013. Income from discontinued operations was $1 million in 2014, a decline of $67 million over the comparable 2013 period as a result of the completion of the disposition of most of the businesses that were part of discontinued operations. The operating results reported in 2013 relate to the Australian Bakery operations, as well as adjustments of prior year tax provision estimates related to the business dispositions completed in 2012. Income from discontinued operations in 2013 was $68 million, a decrease of $800 million compared to 2012. The decrease was again driven by the completion of the disposition of most of the businesses that were part of discontinued operations. The year-over-year change was also impacted by the nonrecurrence of significant impairment charges and tax benefits that were recognized in 2012, as discussed in more detail below.

Gain on Sale of Discontinued Operations There were no gains on the sale of discontinued operations in 2014. In 2013, the company completed the disposition of the Australian Bakery business and recognized a pretax gain of $56 million ($42 million after tax), as well as gains related to a final purchase price adjustment associated with the North American Fresh Bakery operation, a gain on the sale of manufacturing facilities related to the sale of the North American Foodservice Beverage operations and adjustments to the prior year tax provision estimates associated with previous business dispositions. In 2012, the company completed the disposition of the Fresh Bakery, Foodservice Beverage and Refrigerated Dough businesses in North America as well as the European Bakery businesses in Spain and France. It also completed the disposition of the remainder of the businesses that comprised the Household and Body Care business, primarily the Non-European Insecticides business and portions of the Air Care and Shoe Care businesses. It recognized a pretax gain of $772 million ($405 million after tax) on the disposition of these businesses in 2012. The tax provision on the disposition of the Refrigerated Dough business was negatively impacted by a book/tax basis difference related to $254 million of goodwill that is not deductible for tax purposes. Further details regarding these transactions are included in Note 5 - Discontinued Operations.

Consolidated Net Income and Diluted Earnings Per Share (EPS)

The consolidated net income and related diluted earnings per share includes the results of both continuing and discontinued operations - see the Consolidated Statements of Income in this report for additional information. Net income was $213 million in 2014, a decrease of $39 million over the comparable prior year period. The decrease was primarily driven by increased input costs, partially offset by lower SG&A and Income tax expense (benefit).

Net income was $252 million in 2013, a decrease of $596 million over the comparable prior year period. The decrease in net income was primarily due to a $800 million decline in the results associated with discontinued operations, partially offset by a $204 million increase in results associated with continuing operations noted previously.

The net income attributable to Hillshire Brands was $213 million in 2014, $252 million in 2013 and $845 million in 2012.

EX 99.2

Diluted EPS were $1.72 in 2014, $2.04 in 2013 and $7.13 in 2012. The decrease in EPS is primarily the result of the change in net income from discontinued businesses. Further, the diluted EPS from continuing operations in the current year is unfavorably impacted by higher average shares outstanding primarily as a result of the exercise of stock options and increase in average share price.

Operating Results by Business Segment

The company's structure is currently organized around two business segments, which are described below:

Retail sells a variety of packaged meat and frozen bakery products to retail customers in North America. It also includes gourmet artisanal sausage, salami and jerky products.

Foodservice/Other sells a variety of meat and bakery products to foodservice customers in North America such as broad-line foodservice distributors, restaurants, hospitals and other large institutions. This segment also includes sales results for the commodity pork and turkey businesses as well as the former Senseo coffee business in the United States that was exited in March 2012.

The following is a summary of results by business segment:

In millions	2014	2013	2012
Sales
Retail	$2,992	$2,894	$2,884
Foodservice/Other	1,093	1,026	1,025
	4,085	3,920	3,909
Impact of businesses exited/disposed	—	—	55
Intersegment	—	—	(6)
Total	$4,085	$3,920	$3,958

The following tables summarize the components of the percentage change in net sales as compared to the prior year:

2014 versus 2013	Volumes	+	Price/Mix	+	Acquisitions	+	Disposition	=	Net Sales Change
Retail	(1.1)%		3.8%		0.7%		—%		3.4%
Foodservice/Other	(3.6)%		10.2%		—%		—%		6.6%
Total business segments	(2.0)%		5.7%		0.5%		—%		4.2%
2013 versus 2012	Volumes	+	Price/Mix	+	Acquisitions		Disposition	=	Net Sales Change
Retail	(0.1)%		0.4%		—%		—%		0.3%
Foodservice/Other	4.5%		(4.4)%		—%		—%		0.1%
Total business segments	1.4%		(1.0)%		—%		(1.4)%		(1.0)%

Operating segment income, which excludes the impact of significant items and business dispositions, and income from continuing operations before income taxes for 2014, 2013 and 2012 are as follows:

In millions	2014	2013	2012
Income from continuing operations before income taxes
Retail	$339	$329	$313
Foodservice/Other	87	75	79
Total operating segment income	426	404	392
General corporate expenses	(38)	(36)	(64)
Mark-to-market derivative gains/(losses)	4	(1)	(1)
Amortization of intangibles	(5)	(4)	(4)
Significant items	(81)	(72)	(255)
Impact of businesses exited/disposed	—	6	8
Total operating income	306	297	76
Interest expense, net	(39)	(41)	(72)
Debt extinguishment costs	—	—	(39)
Income (loss) from continuing operations before income taxes	$267	$256	$(35)

EX 99.2

A discussion of each business segment's sales and operating segment income is presented on the following pages. The change in volumes for each business segment excludes the impact of acquisitions and dispositions.

General corporate expenses, which are not allocated to the individual business segments, were $38 million in 2014, an increase of $2 million over the prior year primarily due to increased benefit plan, stock based compensation and medical expenses which were partially offset by the positive impact of foreign exchange rates. General corporate expenses were $36 million in 2013, a decrease of $28 million over the prior year primarily due to a reduction in stock based compensation expenses, the impact of headcount reductions and a reduction in information technology costs.

The company uses derivative financial instruments to manage its exposure to commodity prices. A commodity derivative not declared a hedge in accordance with the accounting rules is accounted for under mark-to-market accounting with changes in fair value recorded in the Consolidated Statements of Income. The company excludes these unrealized mark-to-market gains and losses from the operating segment results until such time that the exposure being hedged affects the earnings of the business segment. At that time, the cumulative gain or loss previously reported as mark-to-market derivative gains/(losses) for the derivative instrument will be reclassified into the business segment's results.

The unrealized mark-to-market gain/loss incurred on commodity derivative contracts was a gain of $4 million in 2014 as compared to a loss of $1 million in 2013 and a loss of $1 million in 2012. The unrealized mark-to-market gains and losses are primarily related to commodity derivative contracts.

The amortization of intangibles in the table relates to acquired trademarks and customer relationships. It does not include software amortization, a portion of which is recognized in the earnings of the segments and a portion of which is recognized as part of general corporate expenses.

Retail

In millions	2014	2013	Dollar Change	Percent Change	2013	2012	Dollar Change	Percent Change
Net sales	$2,992	$2,894	$98	3.4%	$2,894	$2,884	$10	0.3%
Operating segment income	$339	$329	$10	2.9%	$329	$313	$16	5.5%

2014 versus 2013 Net sales increased by $98 million, or 3.4%, as pricing and a favorable shift in sales mix were partially offset by declines in volume. Volumes declined 1.1% as volume increases for Jimmy Dean breakfast sandwiches and Aidells specialty sausages were offset by volume declines for Ball Park hot dogs, deli meats and frozen sweet goods.

Operating segment income increased $10 million, or 2.9%. The increase was due to the impact of pricing, favorable mix, and cost actions partially offset by higher input costs and declines in volumes.

2013 versus 2012 Net sales increased by $10 million, or 0.3%, due to a favorable shift in sales mix partially offset by price decreases in an environment of lower commodity costs and slightly lower volumes. Volumes declined 0.1%, as volume increases for Jimmy Dean breakfast sandwiches and sausages and Aidells specialty sausages were offset by a one-time material change in the fourth quarter inventory levels held by a large retail customer, softness in Hillshire Farm lunchmeat and declining volumes for Ball Park hot dogs, sweet goods, and Sara Lee deli meats.

Operating segment income increased $16 million, or 5.5%. The increase was due to lower commodities costs net of pricing actions and a favorable shift in sales mix, which was partially offset by increased manufacturing and SG&A expenses. MAP investment increases were driven by higher spending behind certain core brands and new products, notably with respect to Jimmy Dean and Ball Park.

Foodservice/Other

In millions	2014	2013	Dollar Change	Percent Change	2013	2012	Dollar Change	Percent Change
Net sales	$1,093	$1,026	$67	6.6%	$1,026	$1,025	$1	0.1%
Operating segment income	$87	$75	$12	16.3%	$75	$79	$(4)	(5.0)%

2014 versus 2013 Net sales increased by $67 million, or 6.6%, due to pricing and favorable sales mix which were partially offset by a decrease in volume. Overall volumes decreased 3.6% primarily driven by decreased commodity meat sales as a result of improved internal utilization.

EX 99.2

Operating segment income increased by $12 million, or 16.3%. The increase was primarily driven by pricing, favorable mix and expense management which was partially offset by increased input costs and lower volume.

2013 versus 2012 Net sales increased by $1 million, or 0.1%. The favorable impact of higher volumes was mostly offset by an unfavorable shift in sales mix and negative pricing actions in response to lower commodity costs. Volumes increased 4.5% as higher volumes for processed meat and commodity meat products were only partially offset by lower bakery volumes due to the continued weak economic conditions.

Operating segment income decreased by $4 million, or 5.0%. The decrease was primarily driven by an unfavorable shift in sales mix and investments in bakery plant improvements partially offset by increased volumes and lower commodity costs. Increased investments in MAP were offset by lower SG&A costs.

Financial Condition

The company's cash flow statements include amounts related to discontinued operations through the date of disposal. The discontinued operations had an impact on the cash flows from operating, investing and financing activities in each fiscal year.

Cash from Operating Activities

The net cash from operating activities generated by continuing and discontinued operations is summarized in the following table:

	2014	2013	2012
Net cash from operating activities
Continuing operations	$250	$243	$127
Discontinued operations	1	10	122
Total	$251	$253	$249

2014 versus 2013 Cash from operating activities was $251 million in 2014, a decrease of $2 million. The most significant driver of the change was a $102 million increase in working capital management, specifically in inventory and favorable accounts payable and accrued liabilities changes, partially offset by a $99 million decrease in deferred income taxes. Discontinued operations related to the Australian bakery operations generated $1 million of cash in 2014 and $10 million of cash in 2013.

2013 versus 2012 The increase in cash from operating activities of $4 million in 2013 was due to a $410 million decrease in cash paid for restructuring actions, a $205 million decrease in pension contributions, and a $194 million decrease in cash taxes paid, as well as improved operating results on an adjusted basis. These increases in cash generated from operations were offset by the completion of business dispositions in the prior fiscal year as well as an increase in cash used to fund operating activities.

Cash used in Investing Activities

The net cash used in investing activities generated by continuing and discontinued operations is summarized in the following table:

	2014	2013	2012
Net cash used in investing activities
Continuing operations	$(335)	$(127)	$(153)
Discontinued operations	—	86	(368)
Total	$(335)	$(41)	$(521)

2014 versus 2013 In 2014, $335 million of cash was used in investing activities compared to $41 million in 2013. The year-over-year increase is primarily due to a net $91 million increase in the cash used to invest in short-term commercial paper and corporate note investments and $200 million in acquisitions of businesses.

The company made two acquisitions during 2014 to further broaden its product offerings and to facilitate extension into additional categories. On September 6, 2013, the Retail segment acquired 100% of the common stock of Formosa Meat Company, Inc. (“Golden Island”) for $35 million. On May 15, 2014, the Retail segment acquired 100% of the capital stock of Healthy Frozen Food, Inc. (“Van's”) for approximately $165 million, net of cash acquired.

EX 99.2

2013 versus 2012 In 2013, $41 million of cash was used in investing activities compared with $521 million in 2012. The decrease in cash used was primarily due to a $179 million decrease in cash paid for property and equipment, a $183 million decline in cash paid for software and other intangibles and a $124 million increase in net cash proceeds received related to business dispositions.

The company spent $135 million in 2013 for the purchase of property and equipment as compared to $314 million in 2012, which included $158 million related to discontinued operations. The year-over-year decline related to continuing operations was due primarily to the higher expenditures in 2012 related to expanded meat production capacity.

The cash paid for the purchase of software and other intangibles declined by $183 million as the prior year included a $153 million payment to acquire the remaining ownership interest in the Senseo coffee trademark, which was subsequently transferred to DEMB as part of the spin-off.

The company received $96 million on the disposition of businesses in 2013, of which approximately $85 million (82 million AUD) was received upon the disposition of its Australian bakery business. In 2012, business dispositions resulted in a net use of cash of $28 million as the $2.033 billion of cash received from various business dispositions was offset by $2.061 billion of cash transferred as part of the spin-off. The $30 million of expenditures for business acquisitions in 2012 related to beverage companies that were subsequently transferred to DEMB as part of the spin-off.

Cash used in Financing Activities

The net cash used in financing activities is split between continuing and discontinued operations as follows:

	2014	2013	2012
Net cash used in financing activities
Continuing operations	$(79)	$50	$184
Discontinued operations	(1)	(95)	(1,530)
Total	$(80)	$(45)	$(1,346)

The cash used in the financing activities of the discontinued operations primarily represents the net transfers of cash with the corporate office as most of the cash of these businesses has been retained as a corporate asset, with the exception of the cash related to the International Coffee and Tea business, which was transferred as part of the spin-off.

2014 versus 2013 The cash used in financing activities in 2014 increased by $35 million when compared to the prior year primarily due to a $34 million year over year increase in dividend payments as well as $30 million for the repurchases of common stock. This activity is partially offset by a $26 million decrease in repayment of debt and derivatives. The majority of the $20 million repayment of debt in 2014 represents 10% Zero Coupon Note payments, the face value of which was $19 million.

In 2014, the company recognized a $13 million windfall tax benefit related to stock compensation that occurs when compensation cost from non-qualified share-based compensation recognized for tax purposes exceeds compensation cost from equity-based compensation recognized in the financial statements. This tax benefit increased net cash provided by financing activities.

The company paid $80 million of dividends during 2014 as compared to $46 million in 2013.

2013 versus 2012 The cash used in financing activities in 2013 decreased by $1.301 billion over the prior year driven primarily by $1.164 billion in net debt repayments in 2012 and a year-over-year decrease in dividends paid of $225 million, partially offset by a decrease in cash received related to common stock issuances. In 2013, the company paid approximately $40 million upon the settlement of two cross currency swaps maturing in June 2013 that were associated with certain foreign denominated debt instruments. In 2012, the company repaid $348 million of its 6.125% Notes due November 2032 and $122 million of its 4.10% Notes due 2020 as part of a tender offer. It also redeemed all of its 3.875% Notes due 2013, which had an aggregate principal amount of $500 million. The company also repaid $841 million of long-term debt and derivatives, which included the payment of $156 million related to derivatives associated with this debt, and $204 million of debt with maturities less than 90 days. The company utilized cash on hand and new borrowings to repay this debt. The company issued $851 million of new borrowings in 2012, which included a note purchase agreement with a group of institutional investors related to the private placement of $650 million aggregate principal amount of indebtedness. On June 28, 2012, the company transferred its obligation under the private placement debt as part of the spin-off.

Additionally, in 2012 the company recognized a $15 million windfall tax benefit related to stock compensation that occurs when compensation cost from non-qualified share-based compensation recognized for tax purposes exceeds compensation cost from equity-based compensation recognized in the financial statements. This tax benefit increased net cash provided by financing activities.

EX 99.2

Dividends paid during 2013 were $46 million as compared to $271 million in 2012. The dividends paid in 2013 represent the first three quarterly dividends of Hillshire Brands.

Cash from stock issuances totaled $47 million in 2013 compared to $84 million in 2012, driven primarily by stock award activity.

Liquidity

Cash and Equivalents, Short-Term Investments and Cash Flow

At the end of 2014, the company's cash and equivalents balance was $236 million, which was primarily held in bank demand deposit accounts.

Dividends

The quarterly dividend amounts paid in 2014 were $0.175 per share, or $0.70 on an annualized basis. The Merger Agreement with Tyson restricts our ability to pay dividends other than regular quarterly cash dividends in the ordinary course of business consistent with past practice not exceeding $0.175 per share. The amount of any future dividends will be determined by the company's Board of Directors, subject to the terms of the Merger Agreement, and is not guaranteed.

Business Dispositions in 2013

In February 2013, the company closed on the sale of its Australian bakery business to McCain Foods for 82 million AUD (approximately $85 million U.S. dollars). Also included in the transaction were the license rights to certain intellectual property used by the Australian bakery business in the Asia-Pacific region.

Business Dispositions in 2012

In September 2011, the company closed on the sale of its North American refrigerated dough business to Ralcorp for $545 million. In November 2011, the company closed on the sale of its North American fresh bakery business to Grupo Bimbo for $709 million, which included the assumption of $34 million of debt. In December 2011, the company closed on the sale of its North American food service beverage operations to J. M. Smucker for $350 million. In August 2011, the company also made the decision to divest its Spanish bakery business to Grupo Bimbo for €115 million and closed on this sale in the second quarter of 2012. The company also divested its French refrigerated dough business for €115 million and closed on this deal in the third quarter of 2012. The company closed on the divestiture of certain of the international household and body care businesses during 2012 and received proceeds of approximately $117 million.

Spin-off/Special Dividend

In 2012, immediately after the spin-off, DEMB paid a $3.00 per share special dividend, which totaled $1.8 billion, to the company's shareholders who received shares of the spun-off business.

Share Repurchases

As of June 28, 2014, approximately $1.2 billion were authorized for share repurchase by the board of directors, in addition to a 2.7 million share authorization remaining under a prior share repurchase program, after adjusting for the 1-for-5 reverse stock split in June 2012. In August 2013, the company announced that it was targeting repurchases of approximately $200 million of shares of its common stock over the next two fiscal years under its pre-existing stock repurchase authorizations. The timing of the share buybacks would depend, in part, on our share price, the state of the financial markets and other factors. During 2014, the company repurchased 0.9 million shares at a cost of $30 million. The company does not currently expect to repurchase additional shares under its repurchase programs.

EX 99.2

Debt

The total debt outstanding at June 28, 2014 is $944 million, a decrease of $7 million over the prior year as result of the repayments of zero coupon note debt. The company's long-term debt was virtually 100% fixed-rate debt as of June 28, 2014 and June 29, 2013.

The debt is due to be repaid as follows: $105 million in 2015, $400 million in 2016, nil in 2017, nil in 2018, $1 million in 2019 and $438 million thereafter. The debt obligations are expected to be satisfied with cash on hand, cash from operating activities or with additional borrowings.

From time to time, the company opportunistically may repurchase or retire its outstanding debt through cash purchases and/or exchanges for equity securities, in open market purchases, privately negotiated transactions or otherwise. Such repurchases or exchanges, if any, will depend on prevailing market conditions, the company's liquidity requirements, contractual restrictions and other factors. The amounts involved could be material.

Pension Plans

As shown in Note 16 - Defined Benefit Pension Plans, the funded status of the company's defined benefit pension plans is defined as the amount the projected benefit obligation exceeds the plan assets. The funded status of the plans for total continuing operations is an underfunded position of $120 million at the end of fiscal 2014 as compared to an underfunded position of $123 million at the end of fiscal 2013.

The company expects to contribute approximately $5 million of cash to its pension plans in 2015 as compared to approximately $9 million in 2014 and $8 million in 2013. The contribution amounts are for pension plans of continuing operations and pension plans where the company has agreed to retain the pension liability after certain business dispositions were completed. The exact amount of cash contributions made to pension plans in any year is dependent upon a number of factors, including minimum funding requirements. As a result, the actual funding in 2015 may be materially different from the estimate.

The company participates in one multi-employer pension plan (MEPP) that provided retirement benefits to certain employees covered by collective bargaining agreements. Participating employers in a MEPP are jointly responsible for any plan underfunding. MEPP contributions are established by the applicable collective bargaining agreements; however, the MEPPs may impose increased contribution rates and surcharges based on the funded status of the plan and the provisions of the Pension Protection Act of 2006 (PPA). The PPA imposes minimum funding requirements on the plans. Plans that fail to meet certain funding standards as defined by the PPA are categorized as being either in a critical or endangered status. The company has received notice that the plan to which it contributes has been designated in critical status. The trustees of critical status multi-employer plans must adopt a rehabilitation or funding improvement plan designed to improve the plan's funding within a prescribed period of time. Rehabilitation and funding improvement plans may include increased employer contributions, reductions in benefits or a combination of the two. Unless otherwise agreed upon, any requirement to increase employer contributions will not take effect until the current collective bargaining agreements expire. However, a five percent surcharge for the initial critical year (increasing to ten percent for the following and subsequent years) is imposed on contributions to plans in critical status and remains in effect until the bargaining parties agree on modifications consistent with the rehabilitation plan adopted by the trustees. In addition, the failure of a plan to meet funding improvement targets provided in its rehabilitation or funding improvement plan could result in the imposition of an excise tax on contributing employers.

Under current law regarding multi-employer pension plans, a withdrawal or partial withdrawal from any plan that was underfunded would render the company liable for its proportionate share of that underfunding. This potential unfunded pension liability also applies ratably to other contributing employers. Information regarding underfunding is generally not provided by plan administrators and trustees on a current basis and when provided, is difficult to independently validate. Any public information available relative to multi-employer pension plans may be dated as well. In the event that a withdrawal or partial withdrawal was to occur with respect to the MEPP to which the company makes contributions, the impact to the consolidated financial statements could be material. Withdrawal liability triggers could include the company's decision to close a plant or the dissolution of a collective bargaining unit.

The company's regularly scheduled contributions to MEPPs related to continuing operations totaled approximately $1 million in 2014, $1 million in 2013 and $2 million in 2012. For continuing operations, the company incurred withdrawal liabilities of nil in 2014 and 2013 and $3 million in 2012.

EX 99.2

Cost Savings Initiatives

The company has a number of initiatives that are expected to deliver significant savings by 2016. The cost savings are expected to result from improved revenue management, supply chain and support processes. The company expects to achieve the savings targets previously disclosed. In 2014, there were approximately $43 million of cash charges related to these cost saving initiatives.

Repatriation of Foreign Earnings and Income Taxes

The company intends to permanently reinvest all of its earnings from continuing operations outside of the U.S. and, therefore, has not recognized U.S. tax expense on these earnings. Subsequent to 2012, there is not a significant amount of income generated outside of the U.S. and thus U.S. federal income tax and withholding tax on these foreign unremitted earnings would be immaterial. In 2012, the discontinued operations of the international coffee and tea business recognized $15.5 million of expense for repatriating a portion of 2012 and prior year foreign earnings to the U.S. In addition, the company recognized $25 million of tax expense in 2012 related to the repatriation of the proceeds on the sale of the insecticides business.

In the third quarter of 2010, the company established a deferred tax liability in anticipation of the repatriation of foreign earnings required to satisfy commitments to shareholders. This deferred liability was subsequently updated each quarter as proceeds of non-US divestments and other cash movements were realized. As a consequence of the spin-off of the international coffee and tea business, the repatriation of unremitted earnings was no longer required. As such, in 2012 the company released approximately $623 million of deferred tax liabilities on its balance sheet with a corresponding reduction in the tax expense of the discontinued international coffee and tea business.

Credit Facilities and Ratings

The company has a $750 million credit facility that expires in June 2017. The $750 million credit facility has an annual fee of 0.15% as of June 28, 2014 and pricing under this facility is based on the company's current credit rating. At June 28, 2014, the company did not have any borrowings outstanding under this facility but it did have approximately $3 million of letters of credit outstanding under this credit facility. In addition, in the first quarter of 2014, the company entered into a $65 million uncommitted bilateral letter of credit facility agreement. Under the terms of the agreement, there is no annual fee for the facility and the company is subject to an annual interest rate of 0.85% on issuances.   As of June 28, 2014, the company had letters of credit totaling $42 million outstanding under this facility.

The company's debt agreements and credit facility contain customary representations, warranties and events of default, as well as affirmative, negative and financial covenants with which the company is in compliance. One financial covenant includes a requirement to maintain an interest coverage ratio of not less than 2.0 to 1.0. The interest coverage ratio is based on the ratio of EBIT to consolidated net interest expense with consolidated EBIT equal to net income plus interest expense, income tax expense, and extraordinary or non-recurring non-cash charges and gains. For the 12 months ended June 28, 2014, the company's interest coverage ratio was 9.1 to 1.0.

The financial covenants also include a requirement to maintain a leverage ratio of not more than 3.5 to 1.0. The leverage ratio is based on the ratio of consolidated total indebtedness to an adjusted consolidated EBITDA. For the 12 months ended June 28, 2014, the leverage ratio was 2.1 to 1.0.

The company's credit ratings by Standard & Poor's, Moody's Investors Service and Fitch Ratings, as of June 28, 2014 were as follows:

	Senior Unsecured Obligations	Short-term Borrowings	Outlook
Standard & Poor's	BBB	A-2	Negative
Moody's	Baa2	P-2	Negative
Fitch	BB	B	Evolving

During the fourth quarter of 2014, the company’s long-term and short-term credit ratings were downgraded by Fitch from BBB to BB and from F-2 to B, respectively. The downgrades were due to the company’s announced definitive agreement to acquire Pinnacle and the intended issuance of debt to finance the acquisition. Based on the subsequent termination of the Pinnacle Merger Agreement in the first quarter of 2015, Fitch upgraded the company’s ratings to BBB and F-2.

EX 99.2

Changes in the company's credit ratings result in changes in the company's borrowing costs. The company's current short-term credit rating allows it to participate in a commercial paper market that has a number of potential investors and a historically high degree of liquidity. A downgrade of the company's short-term credit rating would place the company in a commercial paper market that would contain significantly less market liquidity than it operates in with a rating of A-2, P-2 and F-2. This would reduce the amount of commercial paper the company could issue and raise its commercial paper borrowing cost. The facility does not mature or terminate upon a credit rating downgrade. See Note 15 - Financial Instruments for more information. To the extent that the company's operating requirements were to exceed its ability to issue commercial paper following a downgrade of its short-term credit rating, the company has the ability to use available credit facilities to satisfy operating requirements, if necessary.

Off-Balance Sheet Arrangements

The off-balance sheet arrangements that are reasonably likely to have a current or future effect on the company's financial condition are lease transactions for facilities, warehouses, office space, vehicles and machinery and equipment.

Leases

The company has numerous operating leases for manufacturing facilities, warehouses, office space, vehicles and machinery and equipment. Operating lease obligations are scheduled to be paid as follows: $21 million in 2015, $15 million in 2016, $13 million in 2017, $12 million in 2018, $11 million in 2019 and $88 million thereafter. The company is also contingently liable for certain long-term leases on property operated by others. These leased properties relate to certain businesses that have been sold. The company continues to be liable for the remaining terms of the leases on these properties in the event that the owners of the businesses are unable to satisfy the lease liability. The minimum annual rentals under these leases are as follows: $8 million in 2015 and $1 million in 2016.

EX 99.2

Future Contractual Obligations and Commitments

The company has no material unconditional purchase obligations as defined by the accounting principles associated with the Disclosure of Long-Term Purchase Obligations. The following table aggregates information on the company's contractual obligations and commitments.

		Payments Due by Fiscal Year
In millions	Total	2015	2016	2017	2018	2019	Thereafter
Long-term debt	$944	$105	$400	$—	$—	$1	$438
Interest on debt obligations1	262	32	24	21	21	21	143
Operating lease obligations	160	21	15	13	12	11	88
Purchase obligations2	1,478	649	344	222	168	14	81
Other long-term liabilities3	39	—	16	9	4	6	4
Subtotal	2,883	807	799	265	205	53	754
Contingent lease obligations4	9	8	1	—	—	—	—
Total5	$2,892	$815	$800	$265	$205	$53	$754

1
Interest obligations on fixed rate debt instruments are calculated for future periods using stated interest rates as per the debt terms. See Note 12 - Debt Instruments for further details on the company's long-term debt.

2
Purchase obligations include expenditures to purchase goods and services in the ordinary course of business for production and inventory needs (such as raw materials, supplies, packaging, manufacturing arrangements, storage, distribution and union wage agreements); capital expenditures; marketing services; information technology services; and maintenance and other professional services where, as of the end of 2014, the company has agreed upon a fixed or minimum quantity to purchase, a fixed, minimum or variable pricing arrangement and the approximate delivery date. Future cash expenditures will vary from the amounts shown in the table above. The company enters into purchase obligations when terms or conditions are favorable or when a long-term commitment is necessary. Many of these arrangements are cancelable after a notice period without a significant penalty. Additionally, certain costs of the company are not included in the table since at the end of 2014 an obligation did not exist. An example of these includes situations where purchasing decisions for these future periods have not been made at the end of 2014. Ultimately, the company's decisions and cash expenditures to purchase these various items will be based upon the company's sales of products, which are driven by consumer demand. The company's obligations for accounts payable and accrued liabilities recorded on the balance sheet are also excluded from the table.

3
Represents the projected payment for long-term liabilities recorded on the balance sheet for deferred compensation, restructuring costs, deferred income, sales and other incentives. The company has employee benefit obligations consisting of pensions and other postretirement benefits, including medical; pension and postretirement obligations, including any contingent amounts that may be due related to multi-employer pension plans, have been excluded from the table. A discussion of the company's pension and postretirement plans, including funding matters, is included in Notes 16 - Defined Benefit Pension Plans and 17 - Postretirement Healthcare and Life Insurance Plans. The company's obligations for employee health and property and casualty losses are also excluded from the table. Finally, the amount does not include any reserves for income taxes because we are unable to reasonably predict the ultimate amount or timing of settlement of our reserves for income taxes. See Note 18 - Income Taxes regarding income taxes for further details.

4
Contingent lease obligations represent leases on property operated by others that only become an obligation of the company in the event that the owners of the businesses are unable to satisfy the lease liability. A significant portion of these amounts relates to leases operated by Coach, Inc. At June 28, 2014, the company has not recognized a contingent lease liability on the Consolidated Balance Sheets.

5
Contractual commitments and obligations identified under the accounting rules associated with accounting for contingencies are reflected and disclosed on the Consolidated Balance Sheets and in the related notes. Amounts exclude any tax impact. See Note 18 - Income Taxes regarding income taxes for further details.

EX 99.2

Guarantees

The company is a party to a variety of agreements under which it may be obligated to indemnify a third party with respect to certain matters. Typically, these obligations arise as a result of contracts entered into by the company under which the company agrees to indemnify a third party against losses arising from a breach of representations and covenants related to such matters as title to assets sold, the collectibility of receivables, specified environmental matters, lease obligations assumed and certain tax matters. In each of these circumstances, payment by the company is conditioned on the other party making a claim pursuant to the procedures specified in the contract. These procedures allow the company to challenge the other party's claims. In addition, the company's obligations under these agreements may be limited in terms of time and/or amount, and in some cases the company may have recourse against third parties for certain payments made by the company. It is not possible to predict the maximum potential amount of future payments under certain of these agreements, due to the conditional nature of the company's obligations and the unique facts and circumstances involved in each particular agreement. Historically, payments made by the company under these agreements have not had a material effect on the company's business, financial condition or results of operations. The company believes that if it were to incur a loss in any of these matters, such loss would not have a material effect on the company's business, financial condition or results of operations.

The material guarantees for which the maximum potential amount of future payments can be determined, include the company's contingent liability on leases on property operated by others that is described above, and the company's guarantees of certain third-party debt. These debt guarantees require the company to make payments under specific debt arrangements in the event that the third parties default on their debt obligations. The maximum potential amount of future payments that the company could be required to make in the event that these third parties default on their debt obligations is approximately $24 million. At the present time, the company does not believe it is probable that any of these third parties will default on the amount subject to guarantee.

Non-GAAP Financial Measures

The following is an explanation of the non-GAAP financial measures presented in this Annual Report on Form 10-K. Adjusted net sales excludes from net sales the impact of businesses that have been exited or divested for all periods presented. Adjusted operating income excludes from operating income the impact of significant items recognized during the fiscal period and businesses exited or divested for all periods presented. It also adjusts for the impact of an additional week in those fiscal years that include a 53rd week. Adjusted Income from Continuing Operations excludes from income from continuing operations the impact of significant items related to continuing operations recognized in the fiscal period presented. It does not exclude the impact of businesses that have been exited or divested and does not exclude the impact of businesses acquired after the start of the fiscal period presented. Adjusted EPS excludes from diluted EPS for continuing operations the impact of significant items and the 53rd week.

Significant Items Affecting Comparability

The reported results for 2014, 2013 and 2012 reflect amounts recognized for restructuring actions and other significant amounts that impact comparability.

Significant items are income or charges (and related tax impact) that management believes have had a significant impact on the earnings of the applicable business segment or on the total company for the period in which the item is recognized, are not indicative of the company's core operating results and affect the comparability of underlying results from period to period. Significant items may include, but are not limited to: charges for exit activities; various restructuring programs; spin-off related costs; impairment charges; pension partial withdrawal liability charges; benefit plan curtailment gains and losses; plant shutdown costs and related insurance recoveries; deal costs; tax charges on deemed repatriated earnings; tax costs and benefits resulting from the disposition of a business; impact of tax law changes; changes in tax valuation allowances; and favorable or unfavorable resolution of open tax matters based on the finalization of tax authority examinations or the expiration of statutes of limitations.

The impact of the above items on net income and diluted earnings per share is summarized on the following page.

EX 99.2

Impact of Significant Items on Income from Continuing Operations, Net Income and Diluted Earnings Per Share

	Year ended June 28, 2014			Year ended June 29, 2013			Year ended June 30, 2012
In millions except per share data	Pretax Impact	Net Income[2]	Diluted EPS Impact[1]	Pretax Impact	Net Income[2]	Diluted EPS Impact[1]	Pretax Impact	Net Income[2]	Diluted EPS Impact[1]
Significant items affecting comparability of income from continuing operations and net income
Continuing Operations:
Total restructuring actions excluding accelerated depreciation	$(58)	$(36)	$(0.29)	$(48)	$(31)	$(0.25)	$(196)	$(139)	$(1.16)
Accelerated depreciation	(15)	(9)	(0.07)	(29)	(18)	(0.15)	(46)	(29)	(0.25)
Other significant items*	(8)	33	0.27	11	21	0.17	(52)	(25)	(0.21)
Impact of significant items on income (loss) from continuing operations	(81)	(12)	(0.09)	(66)	(28)	(0.23)	(294)	(193)	(1.61)
Impact of significant items on income from discontinued operations**	2	1	0.01	66	57	0.46	23	467	3.90
Impact of using diluted vs. basic shares	—	—	—	—	—	—	—	—	0.07
Impact of significant items on net income (loss)	$(79)	$(11)	$(0.08)	$—	$29	$0.23	$(271)	$274	$2.36
Impact on income (loss) from continuing operations before income taxes
Cost of sales	$1			$(11)			$(28)
Selling, general and administrative expenses	(68)			(45)			(132)
Exit and business dispositions	(14)			(9)			(81)
Impairment charges	—			(1)			(14)
Impact on operating income	(81)			(66)			(255)
Debt extinguishment costs	—			—			(39)
Total	$(81)			$(66)			$(294)
Diluted earnings per share - continuing operations
As reported			$1.71			$1.49			$(0.16)
Less: Impact of significant items			(0.09)			(0.23)			(1.61)
Adjusted earnings per share			$1.80			$1.72			$1.45

1	The earnings per share (EPS) impact of individual amounts in the table above are rounded to the nearest $0.01 and may not add to the total.
2	Taxes computed at applicable statutory rates.
*
Includes impact from tax settlements; tax valuation allowance adjustments; debt extinguishment costs; deal costs; impairment charges; plant shutdown costs and related insurance recoveries; and benefit plan curtailment/settlement.

**
Includes impact from gain on disposition of Non-European Insecticides, North American Foodservice Beverage, North American Refrigerated Dough, Fresh Bakery, and Australian Bakery businesses, impairment charges, and impact of tax-related matters on dispositions.

Critical Accounting Estimates

The company's summary of significant accounting policies is discussed in Note 2 - Summary of Significant Accounting Policies. The application of certain of these policies requires significant judgments or a complex estimation process that can affect the results of operations and financial position of the company, as well as the related footnote disclosures. The company bases its estimates on historical experience and other assumptions that it believes are most likely to occur. If actual amounts are ultimately different from previous estimates, the revisions are included in the company's results of operations for the period in which the actual amounts become known, and, if material, are disclosed in the financial statements. The disclosures below also note situations in which it is reasonably likely that future financial results could be impacted by changes in these estimates and assumptions. The term reasonably possible refers to an occurrence that is more than remote but less than probable in the judgment of management.

EX 99.2

Sales Recognition and Incentives

Sales are recognized when title and risk of loss pass to the customer. Reserves for uncollectible accounts are based upon historical collection statistics, current customer information, and overall economic conditions. These estimates are reviewed each quarter and adjusted based upon actual experience. The reserves for uncollectible trade receivables are disclosed and trade receivables due from customers that the company considers highly leveraged are presented in Note 15 - Financial Instruments. The company has a significant number of individual accounts receivable and a number of factors outside of the company's control that impact the collectibility of a receivable. It is reasonably likely that actual collection experience will vary from the assumptions and estimates made at the end of each accounting period.

The Notes to the Consolidated Financial Statements specify a variety of sales incentives that the company offers to resellers and consumers of its products. Measuring the cost of these incentives requires, in many cases, estimating future customer utilization and redemption rates. Historical data for similar transactions are used in estimating the most likely cost of current incentive programs. These estimates are reviewed each quarter and adjusted based upon actual experience and other available information. The company has a significant number of trade incentive programs and a number of factors outside of the company's control that impact the ultimate cost of these programs. It is reasonably likely that actual experience will vary from the assumptions and estimates made at the end of each accounting period.

Inventory Valuation

Inventory is carried on the balance sheet at the lower of cost or market. Obsolete, damaged and excess inventories are carried at net realizable value. Historical recovery rates, current market conditions, future marketing, sales plans and spoilage rates are key factors used by the company in assessing the most likely net realizable value of obsolete, damaged and excess inventory. These factors are evaluated at a point in time and there are inherent uncertainties related to determining the recoverability of inventory. It is reasonably likely that market factors and other conditions underlying the valuation of inventory may change in the future.

Impairment of Property

Property is tested for recoverability whenever events or changes in circumstances indicate that its carrying value may not be recoverable. Such events include significant adverse changes in the business climate, the impact of significant customer losses, current period operating or cash flow losses, forecasted continuing losses, or a current expectation that an asset group will be disposed of before the end of its useful life or spun-off. Recoverability of property is evaluated by a comparison of the carrying amount of an asset or asset group to future net undiscounted cash flows expected to be generated by the asset or asset group. If these comparisons indicate that an asset is not recoverable, the impairment loss recognized is the amount by which the carrying amount of the asset exceeds the estimated fair value. When an impairment loss is recognized for assets to be held and used, the adjusted carrying amount of those assets is depreciated over its remaining useful life. Restoration of a previously recognized impairment loss is not allowed.

There are inherent uncertainties associated with these judgments and estimates and it is reasonably likely that impairment charges can change from period to period. Note 4 - Impairment Charges discloses the impairment charges recognized by the company and the factors which caused these charges.

Trademarks and Other Identifiable Intangible Assets

The primary identifiable intangible assets of the company are trademarks and customer relationships acquired in business combinations and computer software. Identifiable intangibles with finite lives are amortized and those with indefinite lives are not amortized. The estimated useful life of an identifiable intangible asset to the company is based upon a number of factors, including the effects of demand, competition, expected changes in distribution channels and the level of maintenance expenditures required to obtain future cash flows. As of June 28, 2014, the net book value of trademarks and other identifiable intangible assets was $240 million, of which $196 million is being amortized. The anticipated amortization over the next five years is $75 million.

Identifiable intangible assets that are subject to amortization are evaluated for impairment using a process similar to that used to evaluate elements of property. Identifiable intangible assets not subject to amortization are assessed for impairment at least annually, in the fourth quarter, and as triggering events may arise. The impairment test for intangible assets not subject to amortization consists of a comparison of the fair value of the intangible asset with its carrying amount. An impairment loss is recognized for the amount by which the carrying value exceeds the fair value of the asset. The fair value of the intangible asset is measured using the royalty savings method. In making this assessment, management relies on a number of factors to discount anticipated future cash flows including operating results, business plans and present value techniques. Rates used to discount cash flows are dependent upon interest rates and the cost of capital at a point in time.

EX 99.2

There are inherent assumptions and estimates used in developing future cash flows requiring management's judgment in applying these assumptions and estimates to the analysis of intangible asset impairment including projecting revenues, interest rates, the cost of capital, royalty rates and tax rates. Many of the factors used in assessing fair value are outside the control of management and it is reasonably likely that assumptions and estimates will change in future periods. These changes can result in future impairments.

Goodwill

Goodwill is not amortized but is subject to periodic assessments of impairment and is discussed further in Note 3 - Intangible Assets and Goodwill. Goodwill is assessed for impairment at least annually, in the fourth quarter, and as triggering events may arise. The recoverability of goodwill is first evaluated using qualitative factors to determine if recoverability needs to be further assessed using the two-step process. Some of the factors considered were the overall financial performance of the business including current and expected cash flows, revenues and earnings; changes in macroeconomic or industry conditions; changes in cost factors such as raw materials and labor; and changes in management, strategy or customers. If, after assessing the totality of events or circumstances, an entity determines that it is not more likely than not that the fair value is less than the carrying amount, then the two-step process of impairment testing is unnecessary. However, if the qualitative assessment discussed above indicates that there may be a possible impairment then the first step of the goodwill impairment test is required to be performed.

The first step involves a comparison of the fair value of a reporting unit with its carrying value. If the carrying value of the reporting unit exceeds its fair value, the second step of the process involves a comparison of the implied fair value and carrying value of the goodwill of that reporting unit. If the carrying value of the goodwill of a reporting unit exceeds the implied fair value of that goodwill, an impairment loss is recognized in an amount equal to the excess. Reporting units are business components at least one level below the operating segment level for which discrete financial information is available and reviewed by segment management. In evaluating the recoverability of goodwill, it is necessary to estimate the fair value of the reporting units. In making this assessment, management relies on a number of factors to determine anticipated future cash flows including operating results, business plans and present value techniques. Rates used to discount cash flows are dependent upon interest rates and the cost of capital at a point in time. The fair value of reporting units is estimated based on a discounted cash flow model. The discounted cash flow model uses management's business plans and projections as the basis for expected future cash flows for the first three years and a residual growth rate thereafter. Management believes the assumptions used for the impairment test are consistent with those utilized by a market participant performing similar valuations for our reporting units. A separate discount rate derived from published sources was utilized for each reporting unit.

There are inherent assumptions and estimates used in developing future cash flows requiring management's judgment in applying these assumptions and estimates to the analysis of goodwill impairment including projecting revenues and profits, interest rates, the cost of capital, tax rates, the company's stock price, and the allocation of shared or corporate items. Many of the factors used in assessing fair value are outside the control of management and it is reasonably likely that assumptions and estimates can change in future periods. These changes can result in future impairments.

Self-Insurance Reserves

The company purchases third-party insurance for workers' compensation, automobile and product and general liability claims that exceed a certain level. The company is responsible for the payment of claims under these insured limits, and consulting actuaries are utilized to estimate the obligation associated with incurred losses. Historical loss development factors are utilized to project the future development of incurred losses, and these amounts are adjusted based upon actual claim experience and settlements. Consulting actuaries make a significant number of estimates and assumptions in determining the cost to settle these claims and many of the factors used are outside the control of the company. Accordingly, it is reasonably likely that these assumptions and estimates may change and these changes may impact future financial results.

Income Taxes

Deferred taxes are recognized for the future tax effects of temporary differences between financial and income tax reporting using tax rates in effect for the years in which the differences are expected to reverse.

EX 99.2

The company's effective tax rate is based on pretax income, statutory tax rates and tax planning opportunities available in the various jurisdictions in which the company operates. There are inherent uncertainties related to the interpretation of tax regulations in the jurisdictions in which the company transacts business. We establish reserves for income taxes when, despite the belief that our tax positions are fully supportable, we believe that our position may be challenged and possibly disallowed by various tax authorities. The company's recorded estimates of liability related to income tax positions are based on management's judgments made in consultation with outside tax and legal counsel, where appropriate, and are based upon the expected outcome of proceedings with tax authorities in consideration of applicable tax statutes and related interpretations and precedents. The reserves include penalties and interest on these reserves at the appropriate statutory interest rates and these charges are also included in the company's effective tax rate. The ultimate liability incurred by the company may differ from its estimates based on a number of factors, including the application of relevant legal precedent, the company's success in supporting its filing positions with tax authorities, and changes to, or further interpretations of, law.

The company's tax returns are routinely audited by federal and state tax authorities. Reserves for uncertain tax positions represent a provision for the company's best estimate of taxes expected to be paid based upon all available evidence recognizing that over time, as more information is known, these reserves may require adjustment. Reserves are adjusted when (a) new information indicates a different estimated reserve is appropriate; (b) the company finalizes an examination with a tax authority, eliminating uncertainty regarding tax positions taken; or (c) a tax authority does not examine a tax year within a given statute of limitations, also eliminating the uncertainty with regard to tax positions for a specific tax period. The actual amounts settled with respect to these examinations are the result of discussions and settlement negotiations involving the interpretation of complex income tax laws in the context of our fact patterns. Any adjustment to a tax reserve impacts the company's tax expense in the period in which the adjustment is made.

The company's tax rate from period to period can be affected by many factors. The most significant of these factors are changes in tax legislation, the tax characteristics of the company's income, the timing and recognition of goodwill impairments, acquisitions and dispositions, adjustments to the company's reserves related to uncertain tax positions, and changes in valuation allowances. It is reasonably possible that the following items can have a material impact on income tax expense, net income and liquidity in future periods:

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Tax legislation in the jurisdictions in which the company does business may change in future periods. While such changes cannot be predicted, if they occur, the impact on the company's tax assets and obligations will need to be measured and recognized in the financial statements.

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The company has ongoing U.S. and state tax audits for various tax periods. The U.S. federal tax years from 2011 onward remain subject to audit. With few exceptions, the company is no longer subject to state and local income tax examinations by tax authorities for years before 2007. The tax reserves for uncertain tax positions recorded in the financial statements reflect the expected finalization of examinations. The company regularly reviews its tax positions based on the individual facts, circumstances, and technical merits of each tax position. If the company determines it is more likely than not that it is entitled to the economic benefits associated with a tax position, it then considers the amounts and probabilities of the outcomes that could be realized upon ultimate settlement with a taxing authority, taking into consideration all available facts, circumstances, and information. The company believes that it has sufficient cash resources to fund the settlement of these audits.

As a result of audit resolutions, expirations of statutes of limitations, and changes in estimate on tax contingencies in 2014, 2013 and 2012, the company recognized nil, a benefit of $5 million, and a benefit of $1 million, respectively. However, audit outcomes and the timing of audit settlements are subject to significant uncertainty. The company estimates reserves for uncertain tax positions, but is not able to control or predict the extent to which tax authorities will examine specific periods, the outcome of examinations, or the time period in which examinations will be conducted and finalized. Favorable or unfavorable past audit experience in any particular tax jurisdiction is not indicative of the outcome of future examinations by those tax authorities. Based on the nature of uncertain tax positions and the examination process, management is not able to predict the potential outcome with respect to tax periods that have not yet been examined or the impact of any potential reserve adjustments on the company's tax rate or net earnings trends. As of the end of 2014, the company believes that it is reasonably possible that the liability for unrecognized tax benefits will decrease by up to $27 million over the next 12 months.

EX 99.2

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Facts and circumstances may change that cause the company to revise the conclusions on its ability to realize certain net operating losses and other deferred tax attributes. The company regularly reviews whether it will realize its deferred tax assets. Its review consists of determining whether sufficient taxable income of the appropriate character exists within the carryback and carryforward period available under respective tax statutes. The company considers all available evidence of recoverability when evaluating its deferred tax assets; however, the company's most sensitive and critical factor in determining recoverability of deferred tax assets is the existence of historical and projected profitability in a particular jurisdiction. As a result, changes in actual and projected results of the company's various legal entities can create variability, as well as changes in the level of the company's gross deferred tax assets, which could result in increases or decreases in the company's deferred tax asset valuation allowance.

The company cannot predict with reasonable certainty or likelihood future results considering the complexity and sensitivity of the assumptions above.

Note 18 - Income Taxes sets out the factors which caused the company's effective tax rate to vary from the statutory rate and certain of these factors result from finalization of tax audits and review and changes in estimates and assumptions regarding tax obligations and benefits.

Stock Based Compensation

The company issued, in fiscal 2014, restricted stock units ("RSUs") and, in fiscal 2013, stock options and RSUs to employees in exchange for employee services. See Note 9 - Stock-Based Compensation regarding stock-based compensation for further information on these awards. The cost of RSUs and stock option awards is equal to the fair value of the award at the date of grant, and compensation expense is recognized for those awards earned over the service period. A certain number of the RSUs vest based upon the employee achieving certain defined service and performance measures, either internally or externally measured. During the service period, management estimates the number of awards that will meet the defined performance measures. At the time of grant, if the measures are based upon external criteria, the Monte Carlo model is used to determine the fair value of these awards at the date of grant. Management estimates the volatility of the company's stock and the initial total shareholder return to determine the fair value of the award. If the measures are based upon internal criteria, the cost of the RSUs is equal to the fair value at the date of grant. With regard to stock options, at the date of grant, the company determines the fair value of the award using the Black-Scholes option pricing formula. Management estimates the period of time the employee will hold the option prior to exercise and the expected volatility of the company's stock, each of which impacts the fair value of the stock options. The company believes that changes in the estimates and assumptions associated with prior non-performance-based grants and stock option grants are not reasonably likely to have a material impact on future operating results. However, changes in estimates and assumptions related to previously issued performance-based RSUs may have a material impact on future equity.

Defined Benefit Pension Plans

See Note 16 - Defined Benefit Pension Plans, for information regarding plan obligations, plan assets and the measurements of these amounts, as well as the net periodic benefit cost and the reasons for changes in this cost.

Pension costs and obligations are dependent on assumptions used in calculating such amounts. These assumptions include estimates of the present value of projected future pension payments to all plan participants, taking into consideration the likelihood of potential future events such as salary increases and demographic experience. The assumptions used in developing the required estimates include the following key factors: discount rates, expected return on plan assets, retirement rates and mortality.

In determining the discount rate, the company utilizes a yield curve based on high-quality fixed-income investments that have a AA bond rating to discount the expected future benefit payments to plan participants. In determining the long-term rate of return on plan assets, the company assumes that the historical long-term compound growth rate of equity and fixed-income securities will predict the future returns of similar investments in the plan portfolio. Investment management and other fees paid out of plan assets are factored into the determination of asset return assumptions. Retirement rates are based primarily on actual plan experience, while standard actuarial tables are used to estimate mortality. Results that differ from these assumptions are accumulated and amortized over future periods and, therefore, generally affect the net periodic benefit cost in future periods.

Net periodic benefit costs for the company's defined benefit pension plans related to continuing operations were $(2) million in 2014, nil in 2013, and $1 million in 2012, and the projected benefit obligation was $1.685 billion at the end of 2014 and $1.562 billion at the end of 2013. The year-over-year change versus 2014 is primarily due to the recognition of $6 million of non-recurring settlement losses in 2013 which related to a Canadian plan, partially offset by increased interest cost and lower return on plan assets. The company currently expects its net periodic benefit cost for 2015 to be approximately $13 million of income.

EX 99.2

The following information illustrates the sensitivity of the net periodic benefit cost and projected benefit obligation to a change in the discount rate and return on plan assets. Amounts relating to foreign plans are translated at the spot rate at the close of 2014. The sensitivities reflect the impact of changing one assumption at a time and are specific to base conditions at the end of 2014. It should be noted that economic factors and conditions often affect multiple assumptions simultaneously and that the effects of changes in assumptions are not necessarily linear.

			Increase/(Decrease) in
Assumption	Change		2014 Net Periodic Benefit Cost	2013 Projected Benefit Obligation
Discount rate	1%	increase	$—	$(209)
	1%	decrease	6	238
Asset return	1%	increase	(15)	—
	1%	decrease	15	—

The company's defined benefit pension plans had a net unamortized actuarial loss of $237 million in 2014 and $228 million in 2013. The unamortized actuarial loss is reported in the Accumulated other comprehensive (loss) line of the Consolidated Balance Sheet. The increase in the unamortized net actuarial loss in 2014 was primarily due to a net actuarial loss in 2014 resulting from an increase in plan liabilities due to the decrease in the weighted average discount rate partially offset by the increase in actual asset performances.

As indicated above, changes in the bond yields, expected future returns on assets, and other assumptions can have a material impact upon the funded status and the net periodic benefit cost of defined benefit pension plans. It is reasonably likely that changes in these external factors will result in changes to the assumptions used by the company to measure plan obligations and net periodic benefit cost in future periods.

Issued but not yet Effective Accounting Standards

Following is a discussion of recently issued accounting standards that the company will be required to adopt in a future period.

Presentation of Unrecognized Tax Benefits - In July 2013, the FASB issued an accounting standard to clarify the presentation of unrecognized tax benefits when a net operating loss carryforward, a similar tax loss, or a tax credit carryforward exists to address issues with diversity in practice. The standard states that, with limited exceptions, the unrecognized tax benefit should be presented in the financial statements as a reduction to a deferred tax asset. While the standard is effective for fiscal years, and interim periods within those years, beginning after December 15, 2014, the company has historically presented such information in accordance with the newly issued guidance. As such, there will be no impact to the financial statements as a result of the issuance of this amendment.

Reporting Discontinued Operations and Disclosures of Disposals of Components of an Entity - In April 2014, the FASB issued an accounting standard update that changes the requirements for reporting discontinued operations. The standard states that only those disposals of components that represent a strategic shift that has or will have a major effect on an entity's operations and financial results can be reported as discontinued operations in the financial statements. The amendment requires that the assets and liabilities of a disposal group that includes a discontinued operation to be stated separately in the statement of financial position and also requires additional disclosures. The amendment is prospectively effective for the company beginning in the first quarter of fiscal 2016. This amendment is not expected to have a significant impact on our consolidated results of operations, financial position or cash flows.

Revenue from Contracts with Customers - In May 2014, the FASB issued an accounting standard update that replaces substantially all current revenue recognition accounting guidance and requires additional disclosures about the nature, amount, timing and uncertainty of revenue and cash flows arising from customer contracts. The amendment is effective for the company beginning in the first quarter of fiscal 2017 and early application is not permitted. The company is currently assessing the impact of the future adoption of this standard on our financial statements.

Accounting for Share-Based Payments When the Terms of an Award Provide That a Performance Target Could Be Achieved after the Requisite Service Period - In June 2014, the FASB issued an accounting standard update that clarifies the existing accounting guidance for entities that issue share-based payment awards that require a specific performance target be achieved for employees to become eligible to vest in the awards, which may occur subsequent to a required service period. Current accounting guidance does not explicitly address how to account for these types of awards. The new standard provides explicit guidance and clarifies that these types of performance targets should be treated as performance conditions. This amendment is effective for the company beginning in the first quarter of fiscal 2017. This amendment is not expected to have a significant impact on our consolidated results of operations, financial position or cash flows.

EX 99.2

Forward-Looking Information

This Annual Report on Form 10-K contains forward-looking statements regarding Hillshire Brands' business prospects and future financial results and metrics preceded by terms such as "will," "anticipates," "intends," "expects," "likely" or "believes." These forward-looking statements are based on currently available competitive, financial and economic data and management's views and assumptions regarding future events and are inherently uncertain.

Investors must recognize that actual results may differ from those expressed or implied in the forward-looking statements, and the company wishes to caution readers not to place undue reliance on any forward-looking statements. Among the factors that could cause Hillshire Brands' actual results to differ from such forward-looking statements are those described under Item 1A - Risk Factors in this Annual Report on Form 10-K, as well as factors relating to:

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The risk that the acquisition of Hillshire Brands and any related tender offer and merger may not be consummated, or may not be consummated in a timely manner, or the time necessary to obtain required regulatory clearance;

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The consumer marketplace, such as (i) intense competition, including advertising, promotional and price competition; (ii) changes in consumer behavior due to economic conditions, such as a shift in consumer demand toward private label; (iii) fluctuations in raw material costs, Hillshire Brands' ability to increase or maintain product prices in response to cost fluctuations and the impact on profitability; (iv) the impact of various food safety issues and regulations on sales and profitability of Hillshire Brands products; and (v) inherent risks in the marketplace associated with product innovations, including uncertainties related to execution and trade and consumer acceptance;

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Hillshire Brands' relationship with its customers, such as (i) a significant change in Hillshire Brands' business with any of its major customers, such as Wal-Mart, its largest customer; and (ii) credit and other business risks associated with customers operating in a highly competitive retail environment;

•	Hillshire Brands' spin-off of its International Coffee and Tea business in June 2012, including potential tax liabilities and other indemnification obligations; and

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Other factors, such as (i) Hillshire Brands' ability to generate margin improvement through cost reduction and productivity improvement initiatives; (ii) Hillshire Brands' credit ratings, the impact of Hillshire Brands' capital plans on such credit ratings and the impact these ratings and changes in these ratings may have on Hillshire Brands' cost to borrow funds and access to capital/debt markets; and (iii) the settlement of a number of ongoing reviews of Hillshire Brands' income tax filing positions and inherent uncertainties related to the interpretation of tax regulations in the jurisdictions in which Hillshire Brands transacts business.

In addition, Hillshire Brands' results may also be affected by general factors, such as economic conditions, political developments, interest and inflation rates, accounting standards, taxes and laws and regulations in markets where the company competes. Hillshire Brands undertakes no obligation to publicly update any forward-looking statements, whether as a result of new information, future events or otherwise, except as required by applicable law.